FieldPoint Petroleum Begins Workover Program

AUSTIN, TX – (PRNEWSWIRE) – March 13, 2014 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today reported that it has launched a program to workover existing wells where it believes production can be increased, or in some cases resumed, in a cost effective manner.

FieldPoint President, Phillip Roberson, stated, “This workover program commenced in February with two Devonian wells located in Andrews County, Texas.  The first of these wells had been non-producing since late 2010 and the second well produced sporadically during 2013.  As of today, these wells together are producing 30 barrels of oil per day (bopd).  Production is continuing to increase slowly from each of the wells, and we expect to see them reach stable production soon.  As part of this launch, we tested a new multi-phase cleaning system on one of these wells, and believe it may have contributed to the results we are seeing.  We plan to test this system with at least three more wells before reaching conclusions about its effectiveness. If we achieve similar results, we expect to use this system more widely in our workover program.”

Mr. Roberson concluded with, “We will review all operated legacy production for inclusion in this program, and plan to have a schedule going forward by the end of our second fiscal quarter, 2014.”

About FieldPoint Petroleum Corp.    www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, President/CFO (512) 250-8692 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746